EXHIBIT 99.1

Contact:	Damon Elder
Spotlight Marketing Communications
(949) 427-1377
damon@spotlightmarcom.com

American Healthcare REIT Promotes Gabriel Willhite
to Chief Operating Officer
IRVINE, Calif. (July 18, 2022) – American Healthcare REIT, Inc., a self-managed, publicly registered, real estate investment trust, announced today the promotion of Gabriel M. Willhite to chief operating officer.
“Over the past six years, Gabe has consistently displayed a keen acumen for navigating complex transactional and operational matters for the company, making him an invaluable member of our executive management team,” said Danny Prosky, president and chief executive officer of American Healthcare REIT. “He combines a skill set that encompasses healthcare real estate operations, real estate transactions and legal judgment that makes him an important member of our management team and central to our effort to drive ever-greater value to our stockholders and other key partners.”
Willhite has been involved with the company since its inception, having joined American Healthcare Investors, the company's former sponsor and one of the entities that comprised the tri-party transaction that formed American Healthcare REIT, in 2016 as senior vice president, assistant general counsel before being named executive vice president, general counsel in 2020, and subsequently being appointed as executive vice president, general counsel of the newly formed American Healthcare REIT in 2021. He has been involved in the management and oversight of the company's largest investments and transactions, including serving on the board of Trilogy Investors since 2020 and negotiating the transaction that formed American Healthcare REIT in 2021. Prior to his involvement with the company, Willhite served as legal counsel for Sabal Financial Group, L.P., where he was responsible for overseeing portfolio acquisitions, financings, joint ventures, dispositions and strategic workout transactions. He previously worked as an associate in the transactional practice group of Greenberg Traurig, LLP.
Willhite earned a bachelor’s degree in political science and communication from the University of Southern California, and a juris doctorate from the University of Minnesota Law School. He is a member of the California State Bar Association.
Willhite replaces Mathieu B. Streiff as chief operating officer. Streiff will continue with the company as an executive vice president for the remainder of 2022 before stepping down as an executive of American Healthcare REIT on January 1, 2023. Streiff, a co-founder of American Healthcare Investors, will continue as a member of the company’s board of directors.
About American Healthcare REIT, Inc.
American Healthcare REIT, Inc., a self-managed, publicly registered, healthcare real estate investment trust, owns and manages a diverse portfolio of healthcare real estate assets totaling approximately 19.5 million square feet as of March 31, 2022, with a gross investment value of approximately $4.2 billion as of March 31, 2022. As of March 31, 2022, this international portfolio includes 313 buildings comprised of medical office buildings, senior housing communities, skilled nursing facilities, and other real estate-related investments across 36 states and the United Kingdom. For more information, please visit www.AmericanHealthcareREIT.com.
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